FIRST AMENDEMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDEMENT OF EMPLOYMENT AGREEMENT made as of the 28th day of June, 2000 between and among HALSEY DRUG CO., INC., a New York corporation (the "Corporation"), with principal executive offices at 695 No. Perryville Road, Rockford, Illinois 61107 and PETER CLEMENS residing at 20860 Valley Road, Kideer, Illinois 60047 (the "Employee").

RECITALS

A.	The Corporation and the Employee executed an employment agreement on March 10, 1998 (the "Agreement").

B.	The Corporation desires to continue to employ the Employee and the Employee desires to continue to be employed by the Corporation.

C.
The Corporation and the Employee now desire to amend the Agreement to provide for, inter alia, (i) an increase in the length of the initial term of the Agreement, (ii) the addition of a provision whereby Employee may terminate his employment for Good Reason, (iii) the payments of severance and benefits to Employee upon termination without cause or for Good Reason, (iv) restrictions on the ability of the Employee to sell incentive stock options; and (v) the ability of the Employee, upon termination, to continue to exercise certain stock options of the Corporation.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the parties agree as follows:

1.	Section 2 of the Agreement "Term of Employment" is hereby deleted and the following inserted in its place:

"The term of Employee's employment under this Agreement shall commence on the date of the Agreement and shall terminate on April 30, 2005, (the "Initial Term"), unless sooner terminated pursuant to Section 8 of the Agreement; provided, however, that if the Corporation shall fail to give the Employee written notice of non-renewal of the Employee’s employment with the Corporation not less than 180 days prior to the Initial Term or any Renewal Period (as defined), Employee’s term hereunder shall automatically be extended for successive one (1) year periods (each a "Renewal Period" and together with the Initial Term, the "Term")."

2.	Paragraph 5 (c) of the Agreement, "Purchase of Options" is hereby deleted and the following inserted in its place:

"5(c) Purchase of Options.

(I). In the event that Employee is terminated for cause (as defined in Paragraph 8.3) or resigns other than for Good Reason (as provided in paragraph 8.5), the Corporation shall have the right, but not the obligation, to purchase Employee's vested Option at the Fair Market Value thereof. In the event that the Corporation does not elect to purchase Employee's vested Option within seven days of the date of Employee's termination for cause or resignation, Employee shall be obligated to exercise his Options in writing within 37 days of such termination or resignation, failing which he shall be deemed to have forfeited his Option to the Corporation. For purposes of this paragraph 5(c), "Fair Market Value" shall mean the product of (i) the positive difference, if any, between the average of the closing price of the Company's Common Stock as reported by the American Stock Exchange, or such other exchange or over-the-counter market on which the Company's Common Stock may then be listed or admitted for trading, for the five (5) trading days prior to the date of termination, and the Option exercise price, multiplied by (ii) the number of Option Shares which, as of the date of termination, are vested under the Option.

(II). In the event of a termination of Employee's employment with the Corporation by the Corporation without cause (as defined in paragraph 8.3) or a termination by Employee of his employment with the Corporation for Good Reason (as provided in paragraph 8.5), notwithstanding any language to the contrary contained in any Option Agreements with the Employee, any outstanding stock options of the Corporation, held by the Employee, which are not incentive stock options (non-qualified stock options), and only to the extent these options are vested on the date of termination, shall continue to be exercisable by the Employee for two (2) years from the date of termination and shall not be subject to earlier termination."

3.
Paragraph 5(d) "Automobile" is hereby amended by changing this paragraph (d) to paragraph (f) and adding a new paragraph (d) "Restriction on Sale by Employee of Incentive Stock Options" which provides as follows:

"5(d). Restriction on Sale by Employee of Incentive Stock Options. During the Term of the Agreement, Employee agrees that upon any exercise of incentive stock options, Employee shall be restricted from selling, transferring or otherwise disposing of these option shares received upon such exercise for a period of two (2) years from the date of such exercise; provided, however, that subject to compliance with IRS Code 422, and applicable securities laws, the Employee shall be permitted to (i) sell, transfer or otherwise dispose of (including the pledge of such shares) not more than 100,000 of such option shares without regard to the two (2) year holding period provided in this paragraph 5(d), and (ii) to sell, transfer or otherwise dispose of (including the pledge of such shares) the number of option shares necessary to pay all federal, state and local income taxes incurred by the Employee due to such exercise.

4.	A new Paragraph, entitled Paragraph 5 (e), "Form S-8 Registration Statement" is hereby added as follows:

"5 (e). Not later than August 31, 2000, the Company shall file with the Securities and Exchange Commission a registration statement on Form S-8 to register the Company's 1998 Stock Option Plan and the shares subject to issuance upon exercise of stock options issued under such plan. The Company also covenants to file the reports required under the Securities Exchange Act of 1934, as amended to update and keep effective the Form S-8 registration statement.

5.	Paragraph 8.3 of the Agreement, "Termination for Cause" is hereby amended to include the following additional language:

"Any termination of Employee by Corporation for cause shall be communicated in writing thirty (30) days prior to date of termination. The notice shall state that the Employee's employment hereunder has been or shall be terminated, indicating the specific termination provisions in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination of employment."

6.	Paragraph 8.4 of the Agreement, "Termination Without Cause" is hereby deleted and the following inserted in its place:

"8.4. The Corporation may terminate Employee's employment with the Corporation at any time "Without Cause", upon thirty (30) days' written notice to Employee. A termination "Without Cause" shall mean a termination by the Corporation of Employee's employment other than due to death or disability as defined in Paragraphs 8.1 and 8.2 or Cause as defined in Paragraph 8.3."

7.
Paragraph 8.5 of the Agreement "Change of Control" is hereby amended by moving such Paragraph to a newly created Paragraph 8.7, and to be put in its place, a new Paragraph 8.5 "Termination by Employee" which provides as follows:

"8.5. Termination By Employee For Good Reason. The Employee may terminate his employment for "Good Reason", upon thirty (30) days' written notice to Corporation. "Good Reason" shall mean a termination of employment by Employee following, without Employee's express prior written consent, (i) any material diminution by the Board or an Executive Officer, in Employee's duties, status, offices, reporting requirements, or job title, except in connection with termination of Employee's employment for Cause as provided in Paragraph 8.3 or death or disability as provide in Paragraphs 8.1 and 8.2, (ii) any requirement by the Board that Employee change the location at which the Employee performs his principal duties for the Corporation to a new location that is more than 35 miles from the location at which the Employee performed his principal duties for the Corporation immediately prior to date of termination, (iii) the failure of the Corporation timely to pay Employee's salary, bonus or benefits due Employee within seven days of the date such compensation or benefits are due, or any material breach by the Corporation of this Agreement, (iv) any change in the Corporation's pay plan or employment agreement with Employee that results in a material diminution of Employee's annual base salary or eligible bonus amounts, or (v) the failure of the Corporation to obtain the agreement, in a form reasonably satisfactory to Employee, from any successor to the Corporation to assume and agree to perform this Agreement."

8.	A new Paragraph, entitled Paragraph 8.6, of the Agreement "Payment upon Termination Without Cause or for Good Reason" is hereby added as follows:

"8.6. Payment Upon Termination Without Cause Or For Good Reason.

(A) In the event of a termination of Employee's employment with the Corporation without Cause or a termination by Employee of his employment with the Corporation for Good Reason, prior to the last day of the Initial Term or any Renewal Term, the Corporation shall pay to Employee, in a single lump sum in cash within thirty (30) days after the date of termination an amount equal to (a) his then accrued and unpaid base salary plus bonuses through and including the date of termination, plus (b) the greater of (i) $280,000, or (ii) twice the Employee's Annual Base Salary in effect immediately prior to the date of termination.

(B) In addition, during the twenty four (24) full months following the date of termination (the "Coverage Period"), Employee will continue to receive all benefits to which he was entitled pursuant to Paragraph 5 of the Agreement as of the date of termination, and Employee shall be entitled to any vested benefits under any employee benefit plans. This is to include continued medical, dental and life insurance coverage to the Employee and the Employee's family, on terms substantially as in effect on the date of termination, subject to the payment by the Employee of all applicable employee contributions health and welfare benefits. If for any reason at any time the Corporation is unable to treat Employee as being or having been an employee of the Corporation under any benefits plan in which he is entitled to participate and as a result thereof Employee receives reduced benefits under such plan during the period that Employee is continuing to receive payments pursuant to this Paragraph 8.5 (B), the Corporation shall provide Employee with such benefits by direct payment or at the Corporation's option by making available equivalent benefits from other sources. During the Coverage Period, Employee shall not be entitled to receive compensation and shall not be entitled to participate in any employee benefit plan of, or receive any other benefit from, the Corporation that is introduced after the date of termination, except that an appropriate adjustment shall be made if such new employee benefit or employee benefit plan is a replacement for or amendment to an employee benefit or employee benefit plan in effect as of the date of termination."

9.
Except as amended herein the Agreement remains in full force and effect. Defined terms herein shall have the same meaning as in the Agreement unless otherwise defined herein. This Amendment shall be governed and construed and enforced in accordance with the local laws of the State of New York applicable to agreements made and to be performed entirely in New York.

10.	This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

ATTEST:		HALSEY DRUG CO., INC.

	By:	/s/ William Skelly
William Skelly, Chairman

WITNESS:		EMPLOYEE

	By:	/s/ Peter Clemens